Clinical Trial Agreement

CLINICAL TRIAL AGREEMENT

THIS AGREEMENT (“Agreement”), made as of October 9, 2018 (the “Effective Date”), by and between ROSWELL PARK CANCER INSTITUTE CORPORATION (“Institution”), a New York State public benefit corporation, with its principal office located at Elm and Carlton Streets, Buffalo, NY 14263 and employer of Pawel Kalinski, MD (“Principal Investigator”), and HEMISPHERX BIOPHARMA, INC. a corporation organized under the laws of Delaware, having an office at 2117 SW Highway 484, Ocala, FL 34473 (hereinafter “Hemispherx”).

WITNESSETH:

WHEREAS, Institution is a National Cancer Institute-designated Comprehensive Cancer Center and conducts clinical research studies; and

WHEREAS, Hemispherx is a pharmaceutical company in the business of developing certain drugs including natural immune system enhancing technologies;

WHEREAS, Institution is conducting a clinical study pursuant to a protocol entitled “A Phase IIa Study of Cytokine Modulation (CKM) Regime in Combination with Checkpoint Inhibitors in Patients with Primary Resistance to Checkpoint Inhibitor Therapy” (the “Protocol”) involving up to 100 subjects in bladder carcinoma, renal cell carcinoma and melanoma (the “Study”);

WHEREAS, Institution has reviewed sufficient information regarding Hemispherx’s product, Ampligen€ (rintatolimod) (the “Study Drug”), and desires to sponsor a clinical study involving the use of the Study Drug as more fully detailed herein;

NOW, THEREFORE, in consideration of the premises and for other good and lawful consideration, receipt of which is acknowledged, the parties agree as follows:

1. Protocol

a. Institution Sponsor. Institution and/or Principal Investigator have developed the Protocol, which details the clinical research activities, instructions and responsibilities for the Study. Hemispherx will review the Protocol in order to ensure the Protocol is consistent with Hemispherx’ instructions for receiving, storing, and using the Study Drug. This Agreement and the effectiveness of the Protocol are contingent on the Institution successfully obtaining Institution’s Institutional Review Board (“IRB”) approval as applicable to the scope of the Study including compliance with all Institution human subject policies, as well as any required Food and Drug Administration (FDA) and/or other regulatory approvals for the conduct of the Study (“Conditions Precedent”). Institution shall provide to Hemispherx written documentation of MB and FDA approval of the Study including a copy of the MB approved Clinical Trial Agreement consent form and a signed 1572 form for each study site. Hemispherx understands that the IRB may approve the Protocol subject to conditions or other requirements that would result in amendment to the Protocol. Institution shall have the right, in its sole discretion, to reject the IRB’s conditions or other requirements and to terminate this Agreement upon thirty (30) days prior written notice of such rejection to Hemispherx. Upon final agreement of the parties with respect to the Study, and IRB and FDA approvals of the Protocol, the Protocol and any subsequent duly approved amendments thereto shall be incorporated by reference as Exhibit A to this Agreement.

2. Conduct of the Study

a. Standards of Performance. Institution will use reasonable efforts to perform the Study in accordance with: the Protocol; all applicable laws, rules, regulations, and guidelines relating to the conduct of clinical studies including the applicable standards of good clinical practices (“Applicable Laws”); and generally accepted standards of professional medical practice.

b. Study Team. Institution may appoint sub-investigators and other personnel as it may deem appropriate to assist in the conduct of the Study (“Study Personnel”).

Confidential	Page 1 of 8

Clinical Trial Agreement

c. Subsites. Institution intends to subcontract with third party clinical subsites to participate in the conduct of the Study (“Subsites”).

d. Provision of Study Drug. Hemispherx shall provide to Institution and Subsites, at Hemispherx’s sole expense, quantities of the Study Drug sufficient for the conduct of the Study in accordance with the Protocol. Hemispherx shall, at its sole expense, ship the Study Drug to Institution and any Subsite designated by Institution at the address(es) to be provided under separate cover.

3. Representations. Institution represents that:

a. Principal Investigator is qualified by training and experience with appropriate expertise to conduct the Study;

b. Study Personnel have all credentials necessary to safely, adequately, and lawfully perform the Study; and

c. It, Principal Investigator, and Study Personnel, as applicable, is/are not:

i.	an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application (a “Debarred Individual”), or an employer, employee, or partner of a Debarred Individual; or

ii.	a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application (a “Debarred Entity”), or an employee, partner, shareholder, member, subsidiary, or affiliate of a Debarred Entity; or

iii.	an individual or corporation, partnership, or association that has been barred from participation in a Federal Health Care Program (as defined in 42 U.S.C. § 1320a (7b (f)), as amended from time to time or in any other governmental payment program.

4. Study Drug

a.	Hemispherx will furnish Study Drug for the Study pursuant to this Agreement solely for use in the performance of the Protocol.

b.	Institution will receive, store, prepare, and administer the Study Drug consistent with institutional guidelines for handling of the Study Drug, the Protocol and Hemispherx documents entitled “Procedures for receiving, storing and using Ampligen° (rintatolimod) (Poly I: Poly C12U) liquid solution”, and “The Clinical Investigator’s Brochure — Rintatolimod — Trade name Ampligen® (Poly I : Poly C12U)” (together the “Hemispherx Instructions”). In the event of inconsistency between the Hemispherx Instructions and the Protocol, the instructions in the Protocol shall prevail.

c.	Institution will destroy Study Drug in accordance with Institution’s drug destruction policies. Hemispherx’ approval will be required prior to destruction of any Ampligen®. Written documentation of any Ampligen° destruction, including number of vials, will be sent to Hemispherx.

d.	Institution will not bill any Study Subject or any third parties for Study Drug that is supplied by Hemispherx under this Agreement.

e.	Hemispherx represents and warrants that: the Study Drug, and Institution’s use thereof, does not infringe on any third party’s rights, including intellectual property rights; the Study Drug has been prepared/manufactured in accordance with all applicable regulatory requirements and good manufacturing practices; and Hemispherx has advised Institution of any and all known contraindications and/or known side effects for the use of the Study Drug. If Hemispherx at any time becomes aware of additional actual or possible contraindications and/or side effects of the Study Drug, Hemispherx will promptly notify Institution of all such information.

5. Privacy Laws

a.	Institution will ensure that Principal Investigator and Study Personnel will comply with all applicable federal and state Laws and regulations governing privacy and confidentiality of health information, including without limitation, the Health Insurance Portability and Accountability Act of 1996 and implementing regulations (“HIPAA”).

b.	Hemispherx acknowledges that Institution is a patient care facility and, as such, has a legal and regulatory obligation to protect and secure patient care information. Hemispherx hereby agrees to comply with Institution’s security policies and procedures relating to third-party access to patient information and records. In the event Hemispherx comes into contact or otherwise has access to a Study Subject’s identifiable information, then Hemispherx shall ensure such information and the identity of the Study Subject is held in confidence and treated in accordance with Institution’s instructions and all applicable laws and regulations. Hemispheric shall not attempt to identify or contact any Study Subject.

Confidential	Page 2 of 8

Clinical Trial Agreement

6. Adverse Events and Study Subject Injury

a.	Adverse Events. Institution will ensure that its personnel comply with notification procedures provided in the Protocol and Applicable Law, including time limits in the event of the occurrence of serious adverse events. Each original serious adverse event report and each report of a pregnancy in a female subject participating in the Study must be communicated to the IRB and to Hemispherx within 24 hours of the first investigator knowledge of the serious adverse event or pregnancy, or as set forth in the Protocol. Any follow-up reports to the IRB regarding serious adverse events or pregnancy in a Study subject must be copied to Hemispherx.

b.	Safety Monitoring Reporting. Hemispherx shall notify Institution promptly and in writing of any information that could affect the safety of subjects or their willingness to continue participation, influence the conduct of the Study, or alter the IRB’s approval to continue the Study. Hemispheric shall communicate results of studies to Institution and Principal Investigator that may directly affect the Study subject’s safety or medical care, Institution, through its Principal Investigator and/or IRB, as appropriate, will inform Study subjects of additional information in accordance with IRB direction.

c.	Adverse Long-Term Results. Hemispherx will notify Institution promptly in the event that adverse long-term results that may be discovered after conclusion of the Study show the health of Subjects in the Study may be adversely affected because of Study participation. Institution will review results provided by Hemispherx and, through its IRB, will determine whether and how to disseminate information to Study subjects.

d.	Study Subject Injury. Hemispherx agrees that it, and not Institution, is responsible and shall reimburse Institution for the costs of diagnosis, care and treatment of any undesirable side effects, adverse reactions, illness or injury to a participant in the Study which, in the reasonable judgment of the Principal Investigator or Institution, definitely resulted from the Study Drug, Ampligen®, except for such costs that arise directly from the reckless or intentional misconduct of Institution, Principal Investigator or Study Personnel.

7. Term and Termination

a.	Term. This Agreement shall commence on the Effective Date and shall continue until the completion of the Study or such other date as may be agreed to by the parties, unless otherwise terminated in accordance with this Agreement (“Term”). The parties agree that no work shall begin until all Conditions Precedent are fully met.

b.	Termination Prior to Expiration. This Agreement may be terminated, in whole or in part, by the parties prior to the expiration of its Term upon written notice, if any of the following conditions occur:

i.	By either party, effective upon notice, if authorization and approval to conduct the Study is withdrawn by the FDA or other regulatory authority.

ii.	By either party, effective upon notice, if the emergency of any adverse event with the Study Drug or any other product(s) administered in the Study is of such magnitude or incidence in the reasonable and good faith opinion of Principal Investigator, Institution, and/or Hemispherx to support termination.

iii.	Upon written mutual agreement.

Termination of this Agreement shall not affect any rights or obligations of the parties that occurred prior to termination of this Agreement or rights or remedies of either party available at law or in equity.

8. Confidential Information

a.	Definition. “Confidential Information” will mean the terms and conditions of this Agreement and all information or data provided by one party to another related to the Study that is marked as confidential or that a reasonable person knowledgeable in the field would recognize as confidential or proprietary.

Confidential	Page 3 of 8

Clinical Trial Agreement

b.	Obligations. Each party shall maintain in strict confidence all of the other party’s Confidential Information and not disclose or disseminate such Confidential Information to any third party or use such Confidential Information for any purpose other than the performance of or monitoring of the Study. Such Confidential Information shall remain the confidential and proprietary property of the disclosing party, and shall be disclosed only on a need-to-know basis to employees and agents who are bound by confidentiality terms at least as strict as those herein.

c.	Non-applicability. The foregoing obligation of non-disclosure shall not apply to Confidential Information to the extent such information:

i.	was available in the public domain at the time of disclosure or subsequently becomes publicly available through no fault of the receiving party;

ii.	is disclosed to receiving party by a third party who has a right to make such disclosure in a non-confidential manner;

iii.	is already known to receiving party prior to disclosure hereunder, as shown by prior written records; or

iv.	is independently developed by receiving party without reliance on or incorporation of the disclosing party’s Confidential Information.

d.	Disclosure Required by Law. Confidential Information may be disclosed to the extent it is required by law or court order or other governmental order, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice of such request is given to the other party.

e.	Equitable Remedies. The parties acknowledge and agree that any violation of the terms of this Agreement relating to the disclosure or use of Confidential Information will result in irreparable injury and damage to disclosing party not adequately compensable in money damages, and for which the disclosing party may have no adequate remedy at law. The receiving party acknowledges and agrees that if those disclosure terms are violated, then the disclosing party has a right to obtain injunctions, orders, or decrees to protect the Confidential Information.

f.	Period of Confidentiality. The obligations of the parties under this Section 8 shall continue until five (5) years from the expiration or termination of this Agreement.

g.	Recordkeeping. In accordance with Applicable Law, upon completion of the Study or earlier termination of this Agreement pursuant to Termination section, all Confidential Information that was furnished under this Agreement will be returned or destroyed at the direction of the disclosing party, except for record copies that the non-disclosing Party is required to retain and a copy maintained to monitor compliance with this Agreement. Neither party shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by such party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures, including without limitation, proprietary information and materials (whether or not patentable) identified in writing as “Confidential.”

9. Publication

Notwithstanding any other provision of this Agreement to the contrary, Institution and Principal Investigator may present or publish the results of the Study, after an opportunity for review and comment by Hemispherx, Institution will submit to Hemispherx material intended for publication, including abstracts and presentation materials (collectively, “Proposed Publication”) at least thirty (30) days prior to submitting to a publisher or other outside persons. If Hemispherx reasonably believes that any Proposed Publication contains information relating to a patentable invention, Institution shall delay the disclosure of such Proposed Publication for an additional thirty (30) days to permit Hemispherx to file patent applications. If any Proposed Publication contains Hemispherx Confidential Information, Hemispherx shall have the right to require that Institution delete any reference to Hemispherx Confidential Information, excluding the results of the Study. Nothing herein affords Hemispherx editorial rights with respect to the Proposed Disclosure.

Confidential	Page 4 of 8

Clinical Trial Agreement

10. Intellectual Property

a.	Pre-existing Property. Institution understands and acknowledges that the Study Drug, Ampligen® (rintatolimod) is the property of Hemispherx and/or that it may be subject to certain intellectual property rights owned by or licensed to Hemispherx. All rights to Ampligen® (rintatolimod) belong to Hemispherx. This Agreement shall not be deemed or construed to convey, transfer, or license any of such intellectual property rights to Institution, other than the limited rights necessary to permit Institution to conduct the Study during the term of this Agreement. Further, all intellectual property belonging to either party prior to the execution of this Agreement (“Pre-existing Property”) shall remain the separate property of that party and nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel or otherwise any license under any patents, patent applications or other proprietary interests to Pre-existing Property of the other party.

b.	New Inventions. Ownership and rights to any new and patentable or unpatentable discovery, technology, know-how or other intellectual property arising from the performance of the Protocol (hereinafter “Other Inventions”) shall be governed by the following provisions: Other Inventions made solely by the Principal Investigator or employees of Institution shall be the property of Institution (hereinafter “Institution Inventions”); Other Inventions made jointly by employees or agents of Hemispherx and Institution shall be the joint property of Hemispherx and Institution (hereinafter “Joint Inventions”). Inventorship of Other Inventions conceived or reduced to practice in the course of performing the Study shall be determined by the application of U.S. patent laws.

11. Indemnification

a.	Indemnification by Hemispherx. Hemispherx shall defend, indemnify, and hold harmless Principal Investigator, Institution, IRB, and/or its or their officers, directors, employees, consultants, agents and independent contractors (hereinafter “Institution Indemnitees”) from and against any and all demands, claims, actions, suits, losses, damages, costs, and expenses (including reasonable attorneys’ fees and court costs), alleged to be caused by or arising from: (1) the use of the Study Drug; (2) negligence, willful misconduct, or breach of this Agreement by Hemispherx regardless of the legal theory asserted; or (3) any claim that the use of the Study Drug in the Study infringes the proprietary rights of a third party. Hemispherx shall have no obligation to provide such indemnification to the extent that such Claim is directly caused by Institution lndemnitees’ negligence, gross negligence or willful misconduct.

b.	Indemnification by Institution. To the extent permitted by law, Institution shall defend, indemnify and hold harmless Hemispherx and its respective officers, directors, employees, and its successors or permitted assigns (“Hemispherx Indemnitees”) from and against any and all liability, loss, damage or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon Hemispherx Indemnitees in connection with any third party claims to the extent such claims are directly attributable to: (i) Institution Indemnitees’ negligent activities, reckless misconduct, intentional misconduct or omissions; or (ii) failure of the Institution Indemnitees to comply with Applicable Laws. Institution shall have no obligation to provide such indemnification to the extent that such Claim is directly caused by Hemispherx Indemnitees’ negligence, gross negligence or willful misconduct.

c.	Notice. The party seeking indemnification will promptly notify the other party of any actual or prospective claim for which indemnification is sought, provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligations under this Section except to the extent that the indemnifying party is materially prejudiced by such failure.

d.	Defense. In the event that any third-party claim is made, the indemnifying party shall undertake and control the defense using qualified counsel with demonstrable experience defending claims of the type to be defended and approved by the indemnified party, which approval shall not be unreasonably withheld.
e.	No Settlement without Consent. Under no circumstances shall the party seeking indemnification pursuant to this Section compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the party providing indemnification, which consent shall not be unreasonably withheld.

Confidential	Page 5 of 8

Clinical Trial Agreement

12. Use of Names

Hemispherx and Institution shall not disclose publicly the terms of this Agreement, except to the extent required by academic policies or law including legally required disclosure of the existence of the Agreement. No party to this Agreement shall use the name of any other party hereto in connection with any advertising or promotion of any product or service without the prior written permission of such party, as appropriate except that: Hemispherx may publically disclose its contribution of Study Drug, and identify Institution as the primary Study site and Principal Investigator as the Institution employee having primary responsibility for conduct of the Study; and Institution may disclose the title of the Study, the supply of Study Drug and the identity of Hemispherx in order to complete grant applications or to fulfill internal reporting requirements. Institution acknowledges and understands that Hemispherx, being a public company, is required by law to publicly disclose certain information and agrees that Hemispherx may publically disclose such information to the extent necessary to comply with such applicable laws. Notwithstanding anything in this Paragraph to the contrary, all Hemispherx press releases, public announcements or similar public disclosures related to this Agreement shall be provided to Institution at least three (3) business days prior to release and Hemispherx shall consider, in good faith, any of Institution’s requests for revision to the disclosure prior to publication. In no event may Hemispherx disclose Institution’s Confidential Information without Institution’s express written consent.

13. Independent Contractors

Each party to this Agreement shall act as an independent contractor and shall not be construed for any purpose as the partner, agent, employee, servant, or representative of the other party. Accordingly, the employee(s) of one party shall not be considered to be employee(s) of the other party, and neither party shall enter into any contract or Agreement with a third party which purports to obligate or bind the other party.

14. Complete Agreement, Amendment

The parties agree that this Agreement constitutes the sole, full, and complete Agreement by and between the parties concerning the Study and supersedes all other written and oral agreements and representations between the parties with respect to the items herein, except where in conflict with the Protocol. No amendments, changes, additions, deletions, or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the parties. In the event of a conflict between the Protocol and this Agreement, the terms of this Agreement shall govern, except in the case of matters relating to clinical procedures, with respect to which the terms of the Protocol shall prevail.

15. Notice

Any notice required and/or permitted to be given under this Agreement must: (i) be given in writing; (ii) be delivered either personally (by hand delivery), by certified mail (postage prepaid, return receipt requested), express mail, by a commercial overnight courier, or transmitted by facsimile; and (iii) be addressed as follows:

If to Roswell Park:	If to Hemispherx:

Roswell Park Cancer Institute Corporation	Hemispherx Biopharma Inc.
Elm and Carlton Streets	2117 SW Highway 484
Buffalo, NY 14263	Ocala, FL 34473
Attention: Camille Wicher, VP, Clinical	Attention: Thomas Equels, CEO
Research Services

With a copy to:	With a copy to:
Office of General Counsel (same address)	Peter Rodino, Esq., General Counsel
Pawel Kalinski, MO (same address)	(at same address)

Any such notice shall be deemed to have been received on (i) the day such notice is personally delivered, (ii) three (3) days after such notice is mailed by prepaid certified or registered mail, (iii) one (1) business day after such notice is sent by overnight courier, or (iv) the day such notice or communication is faxed provided the sender has received a confirmation of such fax.

Confidential	Page 6 of 8

Clinical Trial Agreement

16. Binding Effect

This Agreement shall be binding upon the parties, their legal representatives, successors, and permitted assigns. The obligations of the parties contained in Sections 6 (Adverse Events and Subject Injury), 8 (Confidential Information), 9 (Publication), 10 (Intellectual Property), 11 (Indemnification), and 18 (Insurance) shall survive the termination or expiration of this Agreement.

17. Waiver

Failure to insist upon compliance with any of the terms and conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, and the same shall remain at all times in full force and effect.

18. Insurance

Each party shall maintain a program of self-insurance and/or liability insurance in the type and amount appropriate and customary for the undertaking of the obligations hereunder, and, upon request, will provide the other party a certificate of insurance evidencing such insurance.

19. Assignment

Neither Party shall assign or transfer any rights, obligations or duties under this Agreement without the prior written consent of the other party.

20. Force Majeure

Non-fulfillment, delay or omission by any of the Parties as regards of any and all of the obligations imposed by this Agreement will not be considered a breach of the Agreement, nor will it entail any liability when it is the result of Force Majeure. Force Majeure will be understood to comprise any extraordinary event, unforeseeable, or if foreseeable, an inevitable event, such as labor disputes, fire, mobilization, insurrection, war, natural disasters, the prohibition of a government to not supply to a national company or organization, damages caused by the application of extraterritorial laws, embargoes and blockades imposed by third countries to any of the parties, among others, that may occur or remain in force after the signing of this Agreement which may impede the partial or total fulfillment by the Parties of the obligations pursuant to this Agreement.

21. Authority

Each of the parties hereto represents and warrants that the person signing below on such party’s behalf has the authority to enter into this Agreement, and that this Agreement does not violate any existing agreement or obligation of such party.

22. Governing Law and Jurisdiction

This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles. The Parties agree that any claim or controversy arising out of or relating to this Agreement or any breach hereof shall be exclusively submitted to a court of competent jurisdiction in the State of New York, and each Party hereby irrevocably consents to the exclusive jurisdiction and venue of such court.

23. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same binding Agreement. The parties agree to accept a signed facsimile or portable document format (.pdf) copy of this Agreement as a fully biding original.

Confidential	Page 7 of 8

Clinical Trial Agreement

IN WITNESS WHEREOF, Hemispherx and Institution have caused this Agreement to be executed as of the last date and year below written.

Hemispherx Biopharma, Inc.		Roswell Park Cancer Institute Corporation

By:	/s/ Thomas K. Equels	By:	/s/ Michael B. Sexton
Name:	Thomas K. Equels	Name:	Michael B. Sexton, Esq.
Title:	Chief Executive Officer	Title:	Chief Administrative Officer and General Counsel

Date: 10/9/2018		Date: 10/9/2018

READ AND ACKNOWLEDGED BY:

Principal Investigator		Health Research, Inc., Roswell Park Division as payment assignee

By:	/s/ Pawel Kalinski	By:	/s/ John Blandino
Name:	Pawel Kalinski,	Name:	John Blandino
Title:	Vice Chair for Translational Research	Title:	Director

Date: 10/5/2018		Date: 10/9/2018

Confidential	Page 8 of 8